                                                          EXHIBIT NO. 10.24






                                        September 14, 1995





Mr. Morton H. Meyerson
Suite 400
4514 Cole Avenue
Dallas, Texas 75205

     RE:  Restricted Stock Agreement

Dear Mr. Meyerson:

     Reference is made to that certain Restricted Stock Agreement dated May 31, 1988 by and between you and ENSCO International Incorporated (formerly Energy Service Company, Inc.), a Delaware corporation ( ENSCO ), as amended on March 1, 1991 (collectively, the Agreement ). Under the terms of the Agreement you acquired 168,750 shares (the "Original Shares") of ENSCO common stock, par value $.025 per share ( Common Stock ), subject to a right of repurchase by ENSCO upon the occurrence of certain circumstances and under certain terms and conditions. You delivered to ENSCO a promissory note dated July 19, 1988 in the aggregate principal amount of $675,000 in payment of the purchase price for the Original Shares. Such promissory note was amended on July 19, 1988 and is referred to herein as the Promissory Note.

     We have previously discussed restructuring the terms of the Agreement and the Promissory Note so that the Promissory Note is canceled and you receive shares of Common Stock (the "New Shares") equal to the difference between the value of the Original Shares on the date the Promissory Note is canceled calculated using the Formula Price (as defined in the Agreement) and the unpaid principal balance of the Promissory Note. The Agreement would be terminated and the New Shares would not be subject to any of the restrictions in the Agreement.

     Based on these discussions ENSCO and you hereby agree that on the Closing Date (as defined below), you shall transfer to ENSCO all right, title and interest you have in the Original Shares and in exchange therefor ENSCO shall cancel the Promissory Note and deliver to you a stock certificate representing the New Shares. The Agreement shall be deemed terminated as of the Closing Date.



     The number of New Shares shall be calculated in the following manner:

     Number of New Shares     =    (168,750 x  Formula Price) - $675,000
                                   -------------------------------------
                                               Market Price

     Where,

             Market Price     =    the  price  per  share  of  Common Stock
                                   based on the   average of  the high  and
                                   low sale prices of the Common Stock as reported by the American Stock Exchange, Inc. on the Closing Date.

             Formula Price    =    the  Formula  Price  referenced  in  the
                                   Agreement  using the Market Price as the
                                   Trading   Price   (as  defined   in  the
                                   Agreement).

     The Closing Date shall be a date mutually agreed between the Company and you occurring after the date the Board of Directors of the Company approves the terms of this letter.

     If the foregoing correctly sets forth our mutual agreement with respect to the foregoing, please sign at the space provided below.

                                   Yours very truly,

                                   ENSCO International Incorporated


                                   /S/ CARL F. THORNE
                                   ------------------------------------
                                   Carl F. Thorne
                                   Chairman and Chief Executive Officer



AGREED AND ACCEPTED
this 15th day of September, 1995.


/S/ MORTON H. MEYERSON
-------------------------
Morton H. Meyerson